Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391

Notice To Common Shareholders Of Annual Meeting
To Be Held November 17, 2016

It is our pleasure to invite you to attend our Annual Meeting of Shareholders that will be held at the principal office of the Company, 3617 Lexington Road, Winchester, Kentucky, on Thursday, November 17, 2016 at 10:00 a.m. for the purposes of:

(1)	Ratifying the Audit Committee's appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2017;

(2)	Electing three directors for three year terms expiring in 2019;

(3)	Approving, on a non-binding advisory basis, the compensation we paid to our named executive officers for fiscal year 2016;

(4)	Acting on such other business as may properly come before the meeting.

Holders of Common Stock of record at the close of business on September 28, 2016 will be entitled to vote at the meeting. If you plan to attend, please contact us as that will assist us in our planning. You can do this by calling Emily P. Bennett at 1-800-676-1933, extension 1116, or by e-mailing Ms. Bennett at ebennett@deltagas.com.

/s/Glenn R. Jennings

Glenn R. Jennings

Chairman of the Board,
President and Chief Executive Officer

Winchester, Kentucky
October 6, 2016

Regardless of whether you plan to attend the meeting, please vote online, by telephone, or sign, date and mail a proxy card.

Proxy Statement

Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391

Annual Shareholders' Meeting - November 17, 2016

Our Board of Directors has authorized us to furnish you this proxy statement to solicit proxies for use at our annual meeting of shareholders to be held on November 17, 2016, and at any adjournments. These materials are also available on Delta's website at http://www.deltagas.com/proxy.htm.

2016 Annual Report to Shareholders containing Financial Statements

We are mailing our fiscal 2016 Annual Report to Shareholders containing financial statements along with this proxy statement and proxy to our shareholders on or about October 6, 2016. We will also provide copies of this proxy statement, the accompanying proxy and our fiscal 2016 Annual Report, including financial statements, to brokers, dealers, banks and voting trustees and their nominees for mailing to beneficial owners.

Solicitation Costs

Our directors, officers and regular employees may solicit proxies in person or by telephone, e-mail or other online methods. We will pay all of the expenses of this solicitation of proxies, including reimbursing brokers, dealers, banks and other persons holding our common stock in their names, or in the names of nominees, for their expenses in providing proxy materials to the beneficial owners. Computershare Investor Services, LLC, as part of its duties as our registrar and transfer agent, mails our proxy solicitation materials to our shareholders. Fees for this service are included in the annual fee we pay to Computershare for its services as registrar and transfer agent.

Revoking Your Proxy

You may revoke your proxy at any time before it is exercised by giving notice to our Corporate Secretary, Mr. John B. Brown, Chief Operating Officer, Treasurer and Secretary of Delta, at the address listed at the top of the page.

PROPOSAL 1

Ratification of the Appointment by the Audit Committee of Deloitte & Touche LLP
as the Independent Registered Public Accounting Firm of the Company
for the Fiscal Year Ending June 30, 2017
We are asking our shareholders to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2017. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2002. The Audit Committee has reappointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending June 30, 2017 and to audit our internal control over financial reporting as of June 30, 2017.
The Audit Committee is solely responsible for selecting the Company's independent registered public accounting firm.  Although shareholder ratification of the appointment of Deloitte & Touche LLP is not required by law or the Company's organizational documents, the Board of Directors believes that it is desirable to do so.  If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider whether to engage another independent registered public accounting firm.

Recommendation of the Board of Directors

The Board of Directors recommends voting "FOR" the ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2017.

PROPOSAL 2

Election of Directors

Our Board of Directors is divided into three classes and is comprised of nine members. Each class has a three-year term that expires at our annual meeting of shareholders in either 2016, 2017 or 2018. The terms of three directors, Sandra C. Gray, Edward J. Holmes and Rodney L. Short are scheduled to end in 2016, and they are nominated to continue as directors for three-year terms ending in 2019.

If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, the shares represented by this proxy will be voted for Sandra C. Gray, Edward J. Holmes and Rodney L. Short as directors.  If any nominee should refuse or be unable to serve, the proxy will be voted for such person as our Board of Directors shall designate.  We presently have no knowledge that any of the nominees will refuse or be unable to serve.

The names of directors and nominees and certain information about them are set forth below.  Our Board of Directors has determined that, except for Mr. Jennings, who is an employee of Delta, all directors are "independent", as defined in Rule 5605(a)(2) of the listing standards for the NASDAQ OMX Group.

Recommendation of the Board of Directors

The Board of Directors recommends voting "FOR" the nominees listed on the enclosed proxy, Sandra C. Gray, Edward J. Holmes and Rodney L. Short for three year terms expiring in 2019.

Name, Age, Position	Additional Business
Held With Delta and	Experience During
Period of Service	Last Five Years
As Director	And Other Information (1)

Linda K. Breathitt (2) – 65 Director – 2007 to 2012 2015 to present
Ms. Breathitt has served a total of seven years as a Commissioner with the Kentucky Public Service Commission, most recently as a Commission member from May, 2012 to February, 2015. Throughout her career, Ms. Breathitt has been an advisor on energy policy and regulatory matters in a variety of roles, including as an independent consultant based in Lexington, Kentucky and as Senior Energy Advisor at a law firm in Washington, D.C.  She served as the Federal Representative to the Southern States Energy Board from September, 2009 to May, 2012, and served a five-year term on the Federal Energy Regulatory Commission from November, 1997 to November, 2002.  From 2007 to 2012, Ms. Breathitt served on Delta's Board of Directors and as a member of the Audit Committee.  Ms. Breathitt began her career in government in 1980 as executive director of the Commonwealth of Kentucky Federal Affairs Office in Washington, DC and dealt with major Federal policy matters impacting Kentuckians during her thirteen year tenure.

Ms. Breathitt has extensive experience in the energy sector making her highly qualified to serve on our Board.  Ms. Breathitt provides her significant experience as an energy regulator, her knowledge of government, her familiarity with Delta and the natural gas industry and her relationships with community, state and Federal leaders.  Ms. Breathitt also serves on the Boards of Directors for local non-profit agencies, and is familiar with our service territory and customers in the Fayette County, Kentucky area.

Jacob P. Cline, III (2) – 66 Director – 2014 to present
Mr. Cline founded the Cline Law Office in Middlesboro, Kentucky in 1985 and has developed a practice whose specialties include business and banking transactions and litigation.  Prior to founding the Cline Law Office, Mr. Cline gained experience in corporate law, serving as general counsel for a public corporation in the energy industry.  In addition, Mr. Cline serves on the Board of Directors of First State Bancshares, Inc. and First State Financial, Inc., where he serves on the Audit Committee and Director's Loan Committee. Mr. Cline received his J.D. from the University of Kentucky College of Law and completed an executive program in corporate taxation and labor law at Harvard Law School.

Delta benefits from Mr. Cline's expertise in law and regulatory and business issues, from his legal experience and from his experience serving on bank boards. Further, Mr. Cline is familiar with our service territory and more specifically with our customers in the Bell County and Knox County, Kentucky areas. As a result, our Board of Directors benefits from Mr. Cline's knowledge of the cultural, political and business climate in Kentucky.

Name, Age, Position Held With Delta and Period of Service As Director	Additional Business Experience During Last Five Years And Other Information (1)

Sandra C. Gray (3) – 66 Director – 2012 to present (Nominee)
Named President of Asbury University in Wilmore, Kentucky in 2007, Dr. Gray has a Ph.D. in Public Administration with a finance emphasis and a Masters of Business Administration from the University of Kentucky. Dr. Gray has several years of experience both teaching business and economics at the college level and working in the finance industry.

Dr. Gray brings a national view to Delta, with experience coordinating the University's Board of Trustees with its members from several different states while at the same time having experience serving on national not-for-profit boards. Delta's customer base includes many colleges and universities, including Asbury. Dr. Gray represents the perspectives of the academic industry segment of our Company as well as the growing customer areas of Nicholasville and Jessamine County in Kentucky.

Edward J. Holmes (3) – 64 Director – 2012 to present (Nominee)
Mr. Holmes is the founder and President of EHI Consultants.  Led by Mr. Holmes since 1995, EHI Consultants provides planning, engineering, environmental, public facilitation, federal support and disadvantaged business enterprise services to its clients.  Mr. Holmes gained utility management and regulatory experience as Vice President at Cincinnati Bell Telephone responsible for its business development and regulatory activities.  Mr. Holmes served as Vice Chairman of the Kentucky Public Service Commission for eight years, where he was involved at the state and national levels on electric restructuring, water regulatory and natural gas issues. He served as Chair of the Committee on Gas for the National Association of Regulatory Utility Commissioners, as a member of the Gas Technology Institute Advisory Council, as a member of the Interstate Oil and Gas Compact Commission working group on pipeline siting and as a member of the Keystone Group-Final Report on Natural Gas Infrastructure.  He has testified before Congress and the Federal Energy Regulatory Commission on energy matters.

Our Board benefits from Mr. Holmes' experience as an energy regulator, his knowledge of business and government and his relationships with community and state leaders.  His involvement provides the Board with his important familiarity of the issues affecting business and the natural gas industry.

Name, Age, Position Held With Delta and Period of Service As Director	Additional Business Experience During Last Five Years And Other Information (1)

Glenn R. Jennings (4) – 67 Chairman of the Board, President and Chief Executive Officer – Director – 1984 to present
Mr. Jennings currently serves as our Chairman of the Board, President and Chief Executive Officer.  He also serves the energy industry as a board member and committee member of the American Gas Association and the Southern Gas Association.  He is Vice-Chairman of the American Gas Association Small Member Council. He also serves on, and is a past chair of, the Financial Research Institute Advisory Board.

Mr. Jennings has worked for over thirty-seven years for Delta, thirty-one as Chief Executive Officer and eleven as Chairman of the Board.  Mr. Jennings, a Certified Public Accountant in Kentucky, provides the Board of Directors his experience as a former internal auditor at Berea College, and as an auditor with Arthur Andersen & Co. specializing in public utility companies.  Mr. Jennings' civic involvement includes serving on community boards, including past service as chairman of the board of a local bank and as a member of the Berea, Kentucky City Council. He is currently a member of the Board of Trustees of Berea College, Berea, Kentucky and is also a school board member of the Berea Community School, Berea, Kentucky.  He is familiar with Delta's service territory and customers in the Madison County, Kentucky area.  Mr. Jennings provides the Board experience in all facets of the Company's operations, risks, business strategy, finances, regulation, political and business climate.

Michael J. Kistner (2) – 73 Director – 2002 to present
Mr. Kistner has provided financial consulting since 1996 to clients primarily in Louisville, Kentucky, founding MJK Consulting in 2002.  Mr. Kistner has also taught at McKendree University's Radcliff, Kentucky campus.

A retired audit partner with Arthur Andersen & Co., Mr. Kistner worked for twenty-seven years with the firm, specializing in public utilities and related Securities and Exchange Commission filings.  He is a Certified Public Accountant and continues to build on his knowledge by completing continuing education courses related to the energy and utility industries, the SEC and information technology.  In addition to the utility specific financial accounting and internal control expertise that Mr. Kistner provides to the Board, he also has three years of experience serving as Chief Financial Officer, Chief Administrative Officer and Co-Chief Executive Officer of a men's clothing business, providing additional financial and managerial expertise.  Mr. Kistner's qualifications and experience are beneficial in the proper oversight of our financial reporting and financial risk management functions as our designated "Audit Committee financial expert", as defined by Securities and Exchange Commission regulations.

Name, Age, Position Held With Delta and Period of Service As Director	Additional Business Experience During Last Five Years And Other Information (1)

Fred N. Parker (4) – 62 Director – 2014 to present
Mr. Parker retired as the President and CEO of Kentucky River Properties LLC in 2016.  Mr. Parker continues to serve on the Board of Directors of this Lexington, Kentucky based land and natural resource management firm.  In addition, Mr. Parker serves on the Board of Directors of the Farmers Capital Bank Corporation in Frankfort, Kentucky (NASDAQ: FFKT).   Mr. Parker is a Certified Public Accountant, a Chartered Financial Analyst and has a Masters of Business Administration from the University of Kentucky.

A CEO for many years, Mr. Parker is experienced at directing corporations and brings strategic insight to Delta's board.  Having both reported to and served on boards, he is also very familiar with board structure and corporate governance responsibilities.  In addition to his corporate leadership experience, Mr. Parker possesses relevant technical skills with respect to accounting, finance and investments within the energy industry.  Through his serving on a public company board, Mr. Parker possesses valuable knowledge of the Securities and Exchange Commission and NASDAQ OMX, as well as the experience of service on a public company board.

Rodney L. Short (3) – 40 Director – 2015 to present (Nominee)
Mr. Short has been a successful real estate entrepreneur in Berea, Kentucky for over twenty years.  Mr. Short is the President and owner of Red-Colt Property and Investments, Inc., which develops subdivisions and operates rental properties, and he is the President and owner of Rodney Short Builders, Inc., which builds homes and commercial properties.  Mr. Short also markets and sells properties through his company, Short Real Estate Group, Inc.  Since 2010, Mr. Short has served on the Berea Utility Advisory Board and is a past board member of the Madison County Home Builders Association.

As the sole owner of these real estate businesses, Mr. Short provides extensive leadership, financial and operational experience in real estate to our Board.  Further, as a registered builder and member of the Berea Utility Advisory Board, Mr. Short has extensive experience with policy issues affecting utility service and operation, which benefits our Board.  The Board believes that Mr. Short's business ownership and development experience is instrumental to the Company as it pursues its growth strategy.  In addition to his business experience, Mr. Short serves as a leader in several organizations in the community and is familiar with our service territory and customers in the Madison County, Kentucky area.  The Board benefits from Mr. Short's knowledge of the cultural, political and business climate in Kentucky.

Name, Age, Position Held With Delta and Period of Service As Director	Additional Business Experience During Last Five Years And Other Information (1)

Arthur E. Walker, Jr. (4) – 71 Director – 1981 to present
Mr. Walker currently serves as President and principal owner of The Walker Company.  The Walker Company, based in Mt. Sterling, Kentucky, performs general and highway construction.

Mr. Walker's many years of management experience give him insight and experience into the operations, challenges and complex issues facing corporations.  He has served on many trade association and community boards and is familiar with Delta's service territory and customers in the Montgomery County, Menifee County and Bath County, Kentucky areas.  Our Board also benefits from Mr. Walker's knowledge of the cultural, political and business climate in Kentucky.  Mr. Walker provides a rich historical perspective to the Board of Directors, with his father being one of our initial investors who served as a director from 1951-1981.

(1)	Except for Delta's subsidiaries (Delta Resources, Inc., Delgasco, Inc. and Enpro, Inc.), none of the organizations or companies listed in this column is Delta's parent, subsidiary or affiliate.

(2)	Term expires on date of Annual Meeting of Shareholders in 2018.

(3)	Term expires on date of Annual Meeting of Shareholders in 2016.

(4)	Term expires on date of Annual Meeting of Shareholders in 2017.

Board Leadership, Committees and Meetings

Board Leadership Structure

Glenn R. Jennings serves as our Chairman of the Board, President and Chief Executive Officer.  By combining these three positions we are able to take full advantage of Mr. Jennings' knowledge and skill sets by facilitating his efficient and effective execution of his various responsibilities, which include strategic planning, risk oversight, business development and the execution, with management, of day-to-day operations.  The combining of the three positions also reduces the potential for duplication of efforts and provides clear leadership for us.

As described below, we have a committee structure that includes our Audit Committee and our Corporate Governance and Compensation Committee.  Those two committees are composed entirely of independent directors and oversee critical parts of our operations and governance.  See "Audit Committee" and "Corporate Governance and Compensation Committee".  We have a lead independent director, currently Michael J. Kistner, whose role is to chair board meetings in the absence of our Chairman of the Board.  Our lead independent director chairs our regular meetings comprised solely of independent directors.

We believe that combining the responsibilities of the Chairman of the Board, President and Chief Executive Officer in Mr. Jennings, while at the same time utilizing the governance practices described in the immediately preceding paragraph, provide an appropriate balance between efficiency, on the one hand, and effective board monitoring and independent oversight, on the other.

We do not have a risk management committee or similar committee with delegated authority to manage our overall risk.  Instead, we administer our risk oversight function through the full board.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  Our Audit Committee is comprised of Ms. Breathitt, Mr. Cline, Mr. Kistner (Chair), and Mr. Short.  The committee met four times during fiscal 2016.  Our Board of Directors has adopted a written charter for the Audit Committee.  A current copy of the Audit Committee's charter is available on our website at http://www.deltagas.com under the "Investor Relations" and "Corporate Governance" tabs.  Under the terms of the Audit Committee charter, the committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.  The Audit Committee charter also empowers the committee to review audit results and financial statements, review the system of internal control and make reports and recommendations to the Board.

The Audit Committee is composed entirely of directors who are able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement, and who are "independent" as defined by applicable listing standards of the NASDAQ OMX Group.  Our Board of Directors has determined that Michael J. Kistner is the "Audit Committee financial expert", as defined by Securities and Exchange Commission regulations.  Mr. Kistner is "independent", as defined by applicable listing standards of the NASDAQ OMX Group.

Corporate Governance and Compensation Committee

We have a standing Corporate Governance and Compensation Committee comprised of Dr. Gray (Chair), Mr. Holmes, Mr. Parker and Mr. Walker.  The committee met three times during fiscal 2016. Our Board of Directors has adopted a written charter for the Corporate Governance and Compensation Committee. A current copy of the Corporate Governance and Compensation Committee's charter is available on our website at http://www.deltagas.com under the "Investor Relations" and "Corporate Governance" tabs.

Under the terms of the Corporate Governance and Compensation Committee charter, the committee is empowered to make recommendations to the Board of Directors as to the compensation of directors and executive officers and other personnel matters.  The committee, however, has final authority to grant all awards under our Incentive Compensation Plan.  The committee reports all such awards to the full board. See "Compensation Discussion and Analysis".

The Corporate Governance and Compensation Committee's charter has no provision with respect to which the committee may delegate any authority to other persons.

The committee reviews directors' compensation and recommends (except with regard to awards under our Incentive Compensation Plan) changes when appropriate to the full board. The committee engages the services of consultants as needed to assist in evaluating directors' compensation.  The committee has periodically employed Mercer, a human resources consulting firm, to study the compensation of directors and executive officers. Mercer has also advised the committee on the development and operation of our Incentive Compensation Plan and our Corporate Governance Guidelines. In April, 2014, Mercer completed, at the Committee's request, an evaluation of the competitiveness of our executive compensation and benefits programs and also a review of the competitiveness of our outside director compensation program.  The committee considered the results of this evaluation as it determined compensation for fiscal 2016. The Committee will also consider this work performed by Mercer in future compensation discussions. See "Role of Market Data and Consultants in Determining Compensation" under "Compensation Discussion and Analysis".

Under the terms of its charter, the Corporate Governance and Compensation Committee is also charged with the responsibility to identify and recommend to the Board of Directors individuals who would make suitable directors. In identifying and recommending candidates for the Board of Directors, the committee gives due consideration to candidates’ outstanding achievements in their personal careers; prior board experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. The Board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, (iii) the impact of technology on the Company’s operations and its associated risks, and (iv) the relative standing of the Company and its business segments in relation to its competitors. In considering the qualifications of potential nominees for board membership, the committee does not assign specific weights to particular criteria. Instead, the committee considers the qualifications of our directors as a group, in an effort to provide a composite mix of qualifications that will allow the board to fulfill its responsibilities. Except as described in this paragraph, the committee does not have a formal policy with respect to board diversity. The committee's recommendations are to be consistent with maintaining a high quality, diverse and actively engaged Board of Directors. The Board considers the term “diversity” to include differences in viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity as well as differences in race, gender and ethnicity.

The committee identifies candidates through its own business and personal contacts and through recommendations by board members, officers, business partners and employees. The committee may obtain, as needed, advice and assistance from other advisors to identify board candidates. No such advisor was employed during fiscal 2016. The committee also considers shareholder recommendations for board membership.  In evaluating shareholder recommendations, the committee applies the same criteria as applied to its own candidates, as described in the immediately preceding paragraph.  Such shareholder recommendations for our 2016 annual meeting must be made in writing and received at our principal executive office by approximately June 7, 2017 (the date 120 days prior to the first anniversary of the date the 2016 annual meeting proxy statement was first mailed).

All members of the committee are independent as defined in the listing standards of the NASDAQ OMX Group.

Executive Committee

We have a standing Executive Committee comprised of Dr. Gray, Mr. Jennings (Chairman) and Mr. Kistner. The committee, which did not meet during fiscal 2016, is empowered to act for and on behalf of our Board of Directors during the interval between the meetings of the Board of Directors, in the management and direction of our business.

Meetings and Board Compensation

During fiscal 2016, our Board of Directors held four meetings.  All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings.  Our stated policy encourages members of the Board of Directors to attend our Annual Meeting of Shareholders.  All of our directors attended our 2015 Annual Meeting of Shareholders.

During fiscal 2016, each director other than Mr. Jennings received monthly compensation of $2,200. The Chair of the Audit Committee, Chair of the Corporate Governance and Compensation Committee and the Lead Director each also received an additional retainer of $800 per month for such service as a committee chair or Lead Director.

As part of a director's total compensation and to create a direct linkage to corporate performance, the Board believes that a meaningful portion of a director's compensation should be provided in, or otherwise based on, the Company's common stock. Accordingly, for each of the past several years, the Board has awarded stock to each Independent Director under the Company's Incentive Compensation Plan. Additionally, the Board expects that each Independent Director should maintain ownership of the Company's shares of at least three times the amount of such director's annual cash retainer. Directors who have not met this stock ownership guideline are expected to retain at least 75% of the net shares awarded to them under the Incentive Compensation Plan until the director meets the stock ownership guidelines.

Directors should refrain from engaging in hedging, derivative or other transactions that have an economically similar effect that would undermine the incentives created by deferred stock compensation structures and stock ownership commitments.

In August, 2015 and in August, 2016, each member of our Board of Directors other than Mr. Jennings received 1,200 shares of common stock.  Mr. Jennings is not paid any directors' fees as Chairman of the Board of Directors, since he is employed as one of our executive officers.

Director Compensation

The following table summarizes the compensation to our directors for the year ended June 30, 2016.

Name	Cash Fees	Stock Awards (1)	All Other Compensation	Total
Linda K. Breathitt	$17,600	$—	$—	$17,600
Jacob P. Cline III	28,600	24,204	—	52,804
Sandra C. Gray	32,800	24,204	—	57,004
Edward J. Holmes	26,400	24,204	—	50,604
Glenn R. Jennings	—	—	—	—
Michael J. Kistner	42,400	24,204	—	66,604
Fred N. Parker	28,600	24,204	—	52,804
Rodney L. Short	17,600	—	—	17,600
Arthur E. Walker, Jr.	26,400	24,204	—	50,604

(1)
The stock awards are priced at the aggregate grant date fair value.  The grant date was August 14, 2015 and the grant fair value of a share of the Company's common stock on the date of grant was $20.17 per share.

Executive Officers

Name	Age	Date Employed by Delta		Position (1)	Date Began In This Position

John B. Brown	49	4/1/1995		Chief Operating Officer, Treasurer and Secretary	11/19/2015	(2)
Johnny L. Caudill	67	10/15/1972		Vice President – Distribution	11/20/2008
Glenn R. Jennings	67	1/8/1979		Chairman of the Board, President and Chief Executive Officer	11/17/2005
Brian S. Ramsey	53	8/17/1984		Vice President – Transmission and Gas Supply	11/20/2008
Matthew D. Wesolosky	40	11/1/2005	(3)	Vice President – Controller	11/18/2010

(1)
Each executive officer is normally elected to serve a one year term. Each executive officer's current term is scheduled to end on November 17, 2016, the date of the Board of Directors' meeting following the 2016 Annual Meeting of Shareholders, except Mr. Jennings. Mr. Jennings has an employment contract in his present capacity through November 30, 2020 (see "Potential Payments Upon Termination Or Change In Control").

(2)	Mr. Brown served as Chief Financial Officer, Treasurer and Secretary of the Company from May 25, 2007 to November 19, 2015.

(3)	Mr. Wesolosky was also employed by Delta from June 1, 1998 to January 31, 2001.

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting and financial reporting functions and its internal control over financial reporting. The Audit Committee is made up entirely of directors who are independent, as defined in the NASDAQ OMX Group listing standards. Consistent with the terms of its charter, the committee meets periodically with our independent registered public accounting firm and our internal auditor, with and without Delta's management present, to discuss the independent registered public accounting firm's findings and other financial and accounting matters.

Delta's management is responsible for the Company's accounting and financial reporting functions and its internal control over financial reporting. The Company's independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"), is responsible for auditing and expressing an opinion in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") on both the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting. In connection with these responsibilities, the Audit Committee met with our management and Deloitte to review and discuss the June 30, 2016 financial statements including a discussion of the acceptability and quality of the accounting principles, the reasonableness of critical accounting policies, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Audit Committee under standards established by the Securities and Exchange Commission and the PCAOB. The Audit Committee has discussed with Deloitte its independence from the Company and our management and has received written representation from Deloitte, in accordance with the applicable requirements of the PCAOB, regarding Deloitte's communications with the Audit Committee concerning independence. In addition, the Audit Committee considered whether Deloitte's independence would be jeopardized by providing non-audit services to the Company.

The Audit Committee charter governs the provision of audit and non-audit services by our independent registered public accounting firm.  The committee considers annually and, if appropriate, approves the provision of audit services, including audit review and attest services, by our independent registered public accounting firm, and considers, and, if appropriate, pre-approves the nature, extent and cost of all non-audit services provided by the independent registered public accounting firm in accordance with relevant law and appropriate listing rules. The committee regularly reviews summary reports detailing all services, and related fees and expenses, being provided to us by our independent registered public accounting firm. All of the services provided by Deloitte, and related fees and expenses, are approved by our Audit Committee in accordance with the Audit Committee Charter. Our Audit Committee pre-approved all of the services provided by Deloitte during 2016 and 2015.

The following table sets forth the aggregate fees billed to us for the fiscal years ended June 30, 2016 and June 30, 2015 by our independent registered public accounting firm:

	2016	2015
Audit Fees (1)	$354,455	$365,130
Audit-Related Fees (2)	31,560	27,850
Tax Fees (3)	12,651	5,310
All Other Fees (4)	10,046	7,550
Total Fees	$408,712	$405,840

(1)
Includes fees of $315,000 and $292,500 for auditing and reporting on our annual financial statements for the fiscal years ended 2016 and 2015, respectively, prepared for submission to the SEC on Form 10-K, and for reviews of our interim financial information for each of the quarters in the fiscal years ending June 30, 2016 and 2015 prepared for submission to the SEC on Form 10-Q.  Also includes $39,455 and $29,325 of out-of-pocket expenses billed for the fiscal years ended 2016 and 2015, respectively and $43,305 in fiscal 2015 for the implementation of Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

(2)	Includes fees and expenses for professional services rendered in fiscal 2016 and 2015, primarily in connection with audits of our employee benefit plans.

(3)	Includes fees and expenses for professional services rendered in fiscal 2016 and 2015 in connection with tax return reviews and consultations.

(4)	Includes fees for training and accounting resources in fiscal 2016 and 2015.

The committee has considered and evaluated the provision of non-audit services by Deloitte and has determined that the provision of such services was not incompatible with maintaining Deloitte's independence.

It is not the duty of the Audit Committee to perform audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. Those items are the responsibility of Delta's management and Deloitte. Members of the Audit Committee, without independent verification, rely on the information provided to them and on the representations made by our management and Deloitte. The committee has reviewed and discussed with our management the results of the audit and the audited financial statements for 2016, and the committee recommended to our Board of Directors that the financial statements for 2016 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission.  A representative of Deloitte will be present at our 2016 Annual Meeting of Shareholders to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

Michael J. Kistner, Committee Chair
Linda K. Breathitt
Jacob P. Cline, III
Rodney L. Short

Corporate Governance and Compensation Committee
Interlocks and Insider Participation

All members of the Corporate Governance and Compensation Committee are non-employee directors, and no member other than Dr. Gray has any direct or indirect material interest in or a relationship with us other than stockholdings as discussed herein and as related to their position as a director.  Dr. Gray has an indirect material relationship with us by virtue of her being President of Asbury University, a customer of ours.  This relationship is disclosed in "Certain Relationships and Related Transactions". During 2016, none of our executive officers served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer.

Compensation Discussion and Analysis

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to each person serving as our Chief Executive Officer, our Chief Operating Officer (our principal financial officer) and each of our three other named executive officers.

Executive Summary

Fiscal 2016 was a successful year for our Company. Delta's five-year total shareholder return of 104% and current year total shareholder return of 39% exceed that of its proxy peer group median. As a result of the strong performance of our stock, in June 2016, Delta was added to the Russell 3000 Index. These gains in the market are even more impressive given the challenging operating environment experienced during 2016.

We met the challenges presented by a year with weather that was about 17% warmer than the 30 year average. Our total throughput again exceeded 20 billion cubic feet, only the third year in the company's history that our total throughput exceeded that level.  Our earnings per share were $.78 per share this year. Additionally, we had a common equity to total capitalization ratio of 60%, $18.6 million in cash and no borrowings on our credit line at fiscal year-end. We believe this strong balance sheet indicates that our executive officers have positioned Delta for a solid future and have performed a significant role in achieving these above-average results when faced with declines in our unregulated businesses resulting from lower natural gas revenues and declining natural gas liquids prices. By focusing on controlling expenses, managing risks of our operations and providing leadership for our Company's employees in serving our customers, we believe our executive officers have continued to focus on current earnings, but also have continued to pursue ways to increase our business and manage our infrastructure for the Company's future.

We believe our management compensation practices appropriately reflect the company's performance. We seek to align the interests of our executive officers with those of our shareholders through our long-term performance awards; we also recognize achievement toward our annual goals through the issuance of year-end cash and stock bonuses. Finally, to attract and retain leadership talent, we provide reasonable base salaries, certain retirement benefits and modest perquisites.

In accordance with our pay-for-performance philosophy, recognizing the decrease in earnings per share from 2015, the Corporate Governance and Compensation Committee did not award any year-end cash or stock bonuses to our executive officers for 2016.

Our earnings per share performance in 2016 did not achieve the targeted performance objectives we established at the beginning of 2016 under our long-term equity incentive plan.  Thus our executive officers did not receive shares of restricted stock for 2016. See "Elements of Compensation" for additional details of the performance shares.

Overview

The Corporate Governance and Compensation Committee of our Board of Directors is comprised of independent directors and operates under a written charter approved by our Board of Directors.

The Corporate Governance and Compensation Committee is responsible for developing and making recommendations to our Board of Directors with respect to the Company's executive officer salaries and cash bonuses.  See "Committees and Board Meetings".  All decisions by the committee relating to the salaries and cash bonuses of our executive officers, including the Chief Executive Officer, are reviewed and given final approval by our Board of Directors.  During 2016, no decisions of the committee were modified in any material way or rejected by our Board of Directors.  Additionally, the Corporate Governance and Compensation Committee has final authority to grant all awards under our Incentive Compensation Plan. The committee reports all such awards to our full Board of Directors.

The elements of compensation for our executive officers consist of their base salaries, bonuses, stock awards, changes in retirement values and other forms of compensation, including perquisites, as set forth in the "Summary Compensation Table".  Our non-contributory, defined benefit retirement plan provides benefits to our employees, including executive officers.  We also contribute to an irrevocable trust that will make payments to Mr. Jennings upon his retirement. See "Retirement Benefits".

We chose these forms of compensation for our executive officers because we believe that they provide appropriate incentives for the high quality and responsible management that we desire from our executive officers.  Base salaries provide a fixed level of cash compensation for sustained individual performance.  The base salary component of our executive officers' compensation program is the least variable relative to

Company performance.  Cash bonuses reward executives for their contributions to the Company's short-term financial and operational performance in years when the Company's overall performance affords such payments, as recommended by the committee once fiscal year-end results are known.  Our Incentive Compensation Plan allows the committee, if it so chooses, to provide equity-based compensation to our executive officers. The Incentive Compensation Plan provides for the grant of incentive compensation awards to our executive officers in order to promote equity ownership through both short-term and long-term incentives.  The short-term incentives are accomplished through potential payment of stock bonus awards. The long-term incentive compensation is achieved through potential awards of restricted shares and performance shares. We believe that the Incentive Compensation Plan helps promote both our interests and our shareholders' interests through (i) the attraction and retention of executive officers essential to our success, (ii) the motivation of executive officers using both short-term and long-term performance-based incentives linked to performance goals and the interests of our shareholders and (iii) enabling such individuals to share in our growth and success. Benefits and perquisites provide a competitive total compensation program.  Benefits additionally support the retention of key executive talent.

A summary of the compensation awarded to our named executive officers is set forth in the "Summary Compensation Table".  The components of Mr. Brown's, Mr. Caudill's, Mr. Jennings', Mr. Ramsey's and Mr. Wesolosky's fiscal 2016 compensation are generally consistent with prior years except that the committee awarded no discretionary incentive compensation in 2016 as illustrated in the following table (see discussion under "Executive Summary"):

Compensation Determination Process

The salary levels, cash and stock bonus awards and performance share awards for 2016 reflect the committee's and the Board of Directors' assessment of our executive officers' responsibilities and contribution to our overall success.   The Board of Directors and the committee have relied upon market data and consultants for the general parameters of our executive officers' compensation.

Role of Market Data and Consultants in Determining Compensation

Salaries for our executive officers, including our Chief Executive Officer, are determined in a manner similar to that for all of our employees.  The committee periodically hires Mercer, a human resources consulting firm, to review industry surveys and to conduct a comparison of the compensation of executives with similar job responsibilities in similarly-sized gas transmission/utility/energy companies so that we can better analyze the competitiveness of our current compensation packages for our executive officers.

The committee received Mercer's most recent recommendations in April, 2014 and received updated market employment information from Mercer in 2016. In 2014, the committee directly engaged Mercer to conduct a market competitive assessment of the base salaries, annual incentives, target total cash compensation (salaries plus target short-term incentives) and total direct compensation (target total cash compensation plus long-term incentives) of our executive officers by comparing our pay practices to the pay practices of other companies. For this comparison, Mercer chose the following three data sets to review, focusing on the 25th, 50th and 75th percentiles of each data set to better understand the competitive landscape:

•	Proxy data from sixty five comparably sized companies, industry agnostic, with revenues from $40 million to $170 million with a median of $77 million.

•	Proxy data from the following gas transmission/utility/energy companies:

Boardwalk Pipeline Partners, LP	SJW Corp.
Laclede Group, Inc.	Genie Energy, Ltd.
Piedmont Natural Gas Company	NRG Yield, Inc.
Questar Corp.	Pattern Energy Group, Inc.
Suburban Propane Partners	Middlesex Water Company
Northwest Natural Gas Company	Gas Natural, Inc.
South Jersey Industries, Inc.	Connecticut Water Service, Inc.
MGE Energy, Inc.	RGC Resources, Inc.
Chesapeake Utilities Corporation	Corning Natural Gas Corporation
Unitil Corporation	Juhl Energy, Inc.

These business peers have revenues from $8 million to $1.2 billion with a median of $307 million. Most of Delta's industry peers are larger companies than Delta, and thus when this peer data was reviewed, it was recognized that given the size of the peer companies, the 25th percentile was a more accurate representation of Delta's competitive market than the median.

•
Surveys from Mercer and Towers Watson. The Mercer survey data scope included companies in all industries with revenues of under $250 million. Mercer chose this survey instead of the Mercer gas transmission/utility/energy companies' proxy data since the size of the companies in the industry specific survey were much larger than Delta. The Towers Watson survey data included all corporate for-profit organizations (excluding financial services) with revenue between $50 million and $199 million. Mercer utilized this survey data to assist them in validating the study results.

Evaluation of Stock Gains

The Board of Directors and the committee do not consider changes in the value of previously awarded stock grants when determining executive officer compensation. The value of the stock awards is directly affected by the efforts of our executive officers in managing our Company.  Stock awards are a portion of the compensation package for our executive officers precisely because these awards provide our executive officers with an incentive to manage the Company in a way that will help increase shareholder value.  Further, by accepting performance-based stock awards instead of cash, each executive officer undertakes a certain degree of risk and uncertainty and we believe it would be inappropriate to have the value of those awards affect future compensation decisions. Accordingly, realized gains or losses on stock awards are not considered when decisions are made regarding future compensation.

Tax and Accounting Considerations

When determining the equity components of the Company's compensation programs, the committee and Board of Directors are mindful of tax and accounting considerations.

Role of Our Chief Executive Officer

Our Chief Executive Officer aids the committee in obtaining compensation market data through his industry contacts and knowledge of the industry.  He makes recommendations to the committee relating to salary adjustments for all executive officers other than himself.  He also makes recommendations to the committee relating to cash bonuses and equity compensation for all executive officers, including himself.

Final Recommendations and Determinations

In determining compensation for our executive officers, the committee considers each executive officer's responsibilities and performance over the last year.  Each year, the committee also receives employment market information from Mercer regarding changes in salary ranges.  It considers its own members' experience and understanding of the employment market and the recommendations of our Chief Executive Officer and Mercer, if Mercer was hired to provide specific guidance.  Based upon all of this information, the Corporate Governance and Compensation Committee (i) recommends to our Board of Directors revised salaries, salary ranges and cash bonuses for our executive officers and (ii) grants equity compensation awards to our executive officers and reports such equity awards to the Board of Directors.

Elements of Compensation

The elements of compensation for our executive officers consist of their base salaries, cash bonuses, stock bonuses, performance stock awards, changes in retirement values, employment and change in control agreements and other forms of compensation, including perquisites, as set forth in the "Summary Compensation Table".   Refer to "Compensation Determination Process" for a description of all of the factors the committee considers when making compensation determinations.  The factors identified in the previous section are considered when decisions are made regarding each component of executive officer compensation described below.

Components of Our Cash Compensation

•
Base Salaries.  The base salary component of our executive officer compensation program is not variable relative to Company performance.  Actual individual salary amounts reflect the committee's and Board of Directors' judgment of each executive officer's overall responsibilities.   We attempt to establish salary levels that will promote the overall compensation philosophy of our Company, which is to reward our executive officers for superior management, to provide incentives for high quality and socially responsible management and to maintain our competitive position in the employment market.

•
Annual Cash Bonus Awards.  Each year the committee considers the award of cash bonuses and the amount of cash bonuses based upon its assessment of our overall performance and the contributions and performances of the individual executive officers.  The committee recommends bonus amounts in a manner that recognizes and rewards superior performance by our executive officers, that provides incentive for high quality management and that establishes competitive levels of compensation for our executive officers.  Based on this process and these criteria, the committee recommended to our Board of Directors that we award bonuses to our executive officers in each of the last several years; however, cash bonuses were not issued for fiscal 2016 due to financial results.  Our Board of Directors accepted the committee's recommendations in each case.

According to our Corporate Governance Guidelines, in no case shall the value of an employee's annual cash bonus award plus their annual stock bonus award (but excluding any performance share awards) exceed 100% of their base cash salaries in that year.

Equity Compensation

Our Incentive Compensation Plan provides for the grant of incentive compensation payable in performance stock, restricted stock and stock bonus awards to our executive officers.  We believe that the Incentive Compensation Plan helps promote our interests and our shareholders' interests through the attraction and retention of executive officers essential to our success, the motivation of executive officers using both short-term and long-term performance-based incentives linked to performance goals and the interests of our shareholders, and the enabling of such individuals to share in our growth and success.  The short-term incentives are accomplished through the potential payment of stock bonus awards.  The long-term incentive compensation is achieved through potential awards of restricted shares and performance shares.

According to our Corporate Governance Guidelines, in no case shall the number of shares of common stock awarded during any fiscal year exceed 100,000 shares in the aggregate. Additionally, our Board of Directors expects that each executive officer should maintain ownership of the Company's shares of at least three times their annual base cash compensation. Executive officers who have not met this stock ownership guideline are expected to retain at least 75% of the net shares awarded to them under the Incentive Compensation Plan, until the executive officer meets the stock ownership guidelines.

Our Corporate Governance Guidelines provide that executive officers should refrain from engaging in hedging, derivative or other transactions that have an economically similar effect that would undermine the incentives created by deferred stock compensation structures and stock ownership commitments.

Components of Our Equity Compensation

•
Annual Stock Bonus Awards.  Each year the committee considers the award of stock bonuses and the amount of stock bonuses based upon its assessment of our overall financial performance and the contributions and performances of the individual executive officers.  The committee awards bonuses in a manner that recognizes and rewards superior performance by our executive officers, that provides incentive for high quality management and that establishes competitive levels of compensation for our executive officers.  The committee makes the decision on whether or not to pay stock bonuses to our executive officers and the amount of any such bonuses.

The committee issued no common stock bonus awards under the Incentive Compensation Plan to our executive officers for fiscal 2016.

•
Performance Shares.  As a formal portion of our compensation program, we provide long-term incentives to our executive officers in the form of performance shares paid in restricted stock.  The committee structures the long-term incentive awards both to reward performance and to encourage management continuity.

•
For the Performance Share Awards, the committee annually selects performance criteria defined as the Company's audited earnings per share before any cash bonuses or stock awards for the applicable fiscal year ending June 30.  The committee believes that utilizing a performance measure based upon audited earnings per share aligns management's interests with shareholders' interests.  In addition, earnings per share are related to the success of management's efforts.  The committee annually determines a targeted performance objective as well as minimum and maximum performance objectives for the Performance Share Awards.  These levels are determined taking into consideration historical and anticipated earnings per share and dividend payout ratios.  The committee sets the minimum performance objective to ensure that no incentive awards will be granted in a year in which earnings per share are insufficient to pay awards and still maintain an acceptable dividend payout ratio.  The targeted objective is set to be a challenging, yet attainable, goal. The maximum performance objective is set to additionally reward performance at levels above the targeted objective.  The specific performance objective levels for the respective fiscal years are set forth below:

($ per share)	2015	2016	2017
Minimum Performance Objective:	.95	1.00	1.00
Targeted Performance Objective:	1.00	1.10	1.10
Maximum Performance Objective:	1.05	1.20	1.20

Since the committee also desires to encourage management retention and reward management continuity, Performance Share Awards are structured to vest over three vesting periods, requiring the executive officers to remain employed during the three vesting periods in order to receive all of the awards granted through the plan.  Thus, if at least one level of the performance criteria is met, then shares of restricted stock will be awarded, which will then vest over three vesting periods.

•
2015 Performance Objectives.  As mentioned above, the committee selected performance criteria defined as the Company's audited earnings per share before any cash bonuses or stock awards for the year ending June 30, 2015.  The Company met the Targeted Performance Objective for its fiscal year ending June 30, 2015.  As a result, on August 25, 2015, the named executive officers were collectively awarded 26,000 shares of Company restricted stock in exchange for their Performance Share Awards.

Since the performance objectives were met, shares of restricted stock were awarded to each executive officer, and the first one-third of these shares vested on August 31, 2015.  For Mr. Caudill and Mr. Jennings, in recognition that they have already attained Delta's normal retirement age of 65 and that they are still employed by the Company, the remaining shares vested when they attained the age of 67, January 2, 2016 and July 31, 2016, respectively. For the other executive officers, the second one-third vested on August 31, 2016, and the final one-third will vest on August 31, 2017 as long as the executive officer remains an employee throughout each such restriction period.  Further, during the restriction period, each executive officer is able to exercise full voting rights with respect to the restricted stock and is entitled to receive all dividends and other distributions paid with respect to the restricted stock.  Dividend rates for holders of restricted stock are the same as for other common shareholders.

•
2016 Performance Objectives.  As mentioned above, the committee selected performance criteria defined as the Company's audited earnings per share before any cash bonuses or stock awards for the year ending June 30, 2016. The Company did not meet the Minimum Performance Objective for its fiscal year ending June 30, 2016. As a result, no performance shares were awarded.

•
2017 Performance Objectives. As part of our executive officer compensation program for 2017, the committee granted new performance share awards that are similar to the awards the committee made at the beginning of our previous fiscal years. The performance criteria are based upon our audited earnings per share before any cash bonuses or stock awards for the year ending June 30, 2017. Assuming the performance objectives are met then the performance shares will be paid in shares of restricted stock and vest in one-third increments each year beginning on August 31, 2017 as long as the executive officer remains an employee throughout each such restriction period. The restricted shares of Mr. Caudill and Mr. Jennings would immediately vest since they have both attained the age of 67. Depending on the extent to which the performance objectives are met, total common shares awarded relating to the 2017 performance objectives will range up to 41,000 shares.

Payments under Employment and Change in Control Agreements upon Change in Control or Termination of Employment

We believe our employment agreements and change in control agreements help us attract and retain exceptional executives.  Employment and change in control agreements protect both us and our executives by clarifying in advance each party's expectations and rights regarding responsibilities, compensation, circumstances for termination and protection in the event of a change in control of the Company.  We also view change in control payments as a part of the executive officer's long-term compensation and hence important in attracting and retaining excellent executives, particularly through transition periods following a change in control. Accordingly, we entered into an employment agreement with Mr. Jennings, our Chairman of the Board, President and Chief Executive Officer, and we have entered into change in control agreements with our other named executive officers.  The details of these agreements are described in "Potential Payments Upon Termination or Change in Control" below.

Compensation Recovery Policy

The Company shall have the right to recover from its executive officers all or a portion of cash bonuses and incentive compensation granted to them since fiscal 2013 in the event willful or intentional misconduct by an executive officer causes the Company to issue a restatement of its financial statements. The Company shall have the right to recover all or that portion of the actual cash bonuses and incentive compensation granted to executive officers that exceeded the amount of cash bonuses and incentive compensation that would have been granted based on the restated financial statements.

Post-Employment Compensation

In addition to the compensation received by the executive officers during 2016, we provide a non-contributory, defined benefit retirement plan that provides benefits to our employees, including executive officers.  We also contribute to an irrevocable trust that will make payments to Mr. Jennings upon his retirement.  Both of these programs are described in detail under the heading "Retirement Benefits".

Perquisites

As described below in the "Summary Compensation Table", we provide additional forms of compensation, including limited perquisites, to our executive officers.  We select those forms of compensation or benefits for our executive officers because they are consistent with our executive and employee compensation philosophy described above.  We believe that these forms of compensation or benefits enhance our competitive position in the labor and management markets and generally are consistent with the types of non-cash compensation and perquisites paid by our market competitors.  We do not provide tax reimbursement on any perquisites.

Consideration of Shareholder Advisory Vote

Last year we asked our shareholders for a non-binding advisory vote on our overall executive compensation programs and procedures. While the shareholder vote was not binding, the Board of Directors did review and consider the voting results. Of the shareholders who voted for or against the proposal, 86% voted in favor. Since a substantial majority of our shareholders voted in favor of our executive compensation programs and procedures, we determined that we did not need to consider changing our overall approach to executive compensation.

Compensation Risks

In our compensation policies and practices for our employees, including our executive officers, we have primarily utilized salaries, with cash bonuses (with advice and recommendations from our committee) and equity compensation in the form of stock bonuses and performance shares awarded at the discretion of the committee.  See "Compensation Committee Report" and "Summary Compensation Table".

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us and that the mix and design of the elements of our executive officers' compensation do not encourage our management to assume excessive risks.  For example, past salary surveys have verified that the salaries of our executive officers are comparable to our peers and thus we do not believe there is anything in our salary compensation structure, or the manner in which raises are awarded, that poses any unnecessary risk.

Additionally, we do not believe any grants under our Incentive Compensation Plan encourage the taking of unnecessary or excessive risks because (i) all of the awards are equity-based compensation that align the interests of our executive officers with those of our shareholders, (ii) the value of the bonus stock awards and restricted stock awards are tied to the market value of our common stock and will be enhanced to the extent the Company achieves improved earnings over a longer period of time, (iii) since the awards are paid in stock, the tax code treatment of long-term versus short-term capital gains also encourages the recipients to hold the stock they receive, which discourages their taking short-term actions to improve earnings that may not have a more long-term effect upon the value of the Company and (iv) the vesting period for the restricted stock also encourages the taking of actions that will have more of a long-term effect upon the value of the Company.

Corporate Governance and Compensation
Committee Report

The Corporate Governance and Compensation Committee has reviewed and discussed with our management the section entitled "Compensation Discussion and Analysis" in this Proxy Statement.  Based on its review and discussion with management, the Corporate Governance and Compensation Committee has recommended to our Board of Directors  that the section entitled "Compensation Discussion and Analysis" be included in our Annual Report on Form 10-K for the year ended June 30, 2016 and this Proxy Statement.

Sandra C. Gray, Committee Chair
Edward J. Holmes
Fred N. Parker
Arthur E. Walker, Jr.

Summary Compensation Table

The following table sets forth information concerning the compensation of our executive officers.

						Change in
Name and	Fiscal			Stock		Pension		All Other
Principal Position	Year	Salary	Bonus	Awards		Value (1)		Compensation (2)	Total
John B. Brown	2016	$244,167	$—	—		$113,060		$23,175	$380,402
Chief Operating	2015	228,000	12,000	99,100	(3)	48,636		26,240	413,976
Officer, Treasurer and	2014	220,000	100,000	143,710	(4)	74,201		28,119	566,030
Secretary

Johnny L. Caudill	2016	236,000	—	—		61,104		23,641	320,745
Vice President –	2015	229,000	12,000	99,100	(3)	144,937		26,022	511,059
Distribution	2014	222,000	100,000	143,710	(4)	137,086		25,559	628,355

Glenn R. Jennings	2016	425,000	—	—		99,469	(5)	35,212	559,681
Chairman of the Board,	2015	410,000	20,000	237,840	(3)	244,852	(5)	41,392	954,084
President and Chief	2014	398,000	250,000	349,010	(4)	331,761	(5)	40,949	1,369,720
Executive Officer

Brian S. Ramsey	2016	197,000	—	—		105,376		22,881	325,257
Vice President –	2015	189,000	10,000	99,100	(3)	54,685		20,391	373,176
Transmission and Gas	2014	181,000	100,000	143,710	(4)	77,499		17,767	519,976
Supply

Matthew D. Wesolosky	2016	154,000	—	—		49,523		23,127	226,650
Vice President –	2015	147,000	8,000	99,100	(3)	19,344		21,257	294,701
Controller	2014	140,000	80,000	143,710	(4)	27,994		22,944	414,648

(1)
Represents the actuarial increase for the year.  The actuarial increase is the change in the present value of the executive's retirement benefits under the qualified defined retirement plan established by the Company, determined using interest rate, mortality rate and other assumptions consistent with those used in the Company's financial statements. See Note 6 of the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ending June 30, 2016.

(2)	All Other Compensation column includes the following for fiscal 2016:

	Brown	Caudill	Jennings	Ramsey	Wesolosky
Premium for personal portion of life insurance (a)	$—	$—	$760	$—	$—
Club dues	—	—	675	—	—
Vehicle provided (a)	9,325	10,885	12,739	9,917	12,254
Communications (phone, internet) (b)	977	976	872	1,258	887
Dividends on unvested restricted shares (a)	3,826	2,733	9,566	3,826	3,826
Employee savings plan matching company contributions	9,047	9,047	10,600	7,880	6,160
Total	$23,175	$23,641	$35,212	$22,881	$23,127

(a)	Amounts reported as taxable to individuals during fiscal 2016.
(b)    Reflects total cost to the Company for fiscal 2016 although perquisite value is an indeterminate amount.

(3)
The stock awards include stock bonuses priced at the aggregate grant date fair value.  The grant date was August 15, 2014 and the grant date fair value of a share of the Company's common stock on the date of grant was $19.82 per share. The stock awards also include performance shares.  In 2015, the Targeted Performance Objective was achieved. These amounts were calculated based on the fair market value of a share of the Company's common stock on the date of the grant (August 15, 2014 at $19.82 per share) and on the assumption that all shares would fully vest for each of the named executive officers.  For additional information regarding these awards, see the sections entitled "Annual Stock Bonus Awards" and "Performance Shares" in the Compensation Discussion and Analysis section of this proxy statement.

(4)
The stock awards include stock bonuses priced at the aggregate grant date fair value.  The grant date was August 16, 2013 and the grant date fair value of a share of the Company's common stock on the date of grant was $20.53 per share. The stock awards also include performance shares.  In 2014, the Maximum Performance Objective was achieved. These amounts were calculated based on the fair market value of a share of the Company's common stock on the date of the grant (August 16, 2013 at $20.53 per share) and on the assumption that all shares would fully vest for each of the named executive officers.  For additional information regarding these awards, see the sections entitled "Annual Stock Bonus Awards" and "Performance Shares" in the Compensation Discussion and Analysis section of this proxy statement.

(5)	Includes change in value of supplemental retirement plan of $56,668, $70,263 and $168,195 for 2016, 2015 and 2014, respectively (see "Retirement Benefits" for a discussion of this retirement benefit).

Grants of Plan-Based Awards

The following table sets forth information concerning the performance shares awards granted to our named executive officers during fiscal 2016.

		Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (1)
Name	Grant Date	Minimum	Targeted	Maximum	Grant Date Fair Value of Stock Awards ($)(2)
John B. Brown	August 14, 2015	2,000	4,000	6,000	80,680
Johnny L. Caudill	August 14, 2015	2,000	4,000	6,000	80,680
Glenn R. Jennings	August 14, 2015	5,000	10,000	15,000	201,700
Brian S. Ramsey	August 14, 2015	2,000	4,000	6,000	80,680
Matthew D. Wesolosky	August 14, 2015	2,000	4,000	6,000	80,680

(1)
The amounts reflected in these columns reflect awards of shares of restricted stock that could be realized from the performance share awards made to the named executive officers under the Company's Incentive Compensation Plan.  These awards are further described in Footnotes (3) and (4) to the "Summary Compensation Table" above and in "Elements of Compensation – Performance Shares".  The number of shares in these columns reflect the number of shares of restricted stock that would be realized and awarded based upon not only satisfaction of the targeted performance benchmark respecting the 2015 performance share awards but also the maximum payout that could have resulted if the maximum benchmark was met or if only the minimum for any payout was met. The Company did not meet the minimum for any payout. As a result, no performance shares were awarded.

(2)	The values shown in this column assume the targeted number of shares of restricted stock were awarded based on the $20.17 per share market price of our common stock as of the grant date.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth the shares of restricted stock that have been awarded, but not vested, as of June 30, 2016.

Name	Grant Date	Number of Restricted Shares That Have Not Vested		Market Value of Shares That Have Not Vested ($) (1)

John B. Brown	August 15, 2014	2,666	(2)	71,822
	August 16, 2013	2,000	(3)	53,880

Johnny L. Caudill	August 15, 2014	—	(4)	—
	August 16, 2013	2,000	(3)	53,880

Glenn R. Jennings	August 15, 2014	6,666	(5)	179,582
	August 16, 2013	5,000	(3)	134,700

Brian S. Ramsey	August 15, 2014	2,666	(2)	71,822
	August 16, 2013	2,000	(3)	53,880

Matthew D. Wesolosky	August 15, 2014	2,666	(2)	71,822
	August 16, 2013	2,000	(3)	53,880

(1)	These amounts were calculated based on the fair market value of a share of the Company's common stock on June 30, 2016 at $26.94 per share.

(2)
One-half of these shares of restricted stock vested on August 31, 2016 and the remaining shares of restricted stock will vest on August 31, 2017, as long as the executive officer remains an employee throughout each such vesting period.

(3)	These shares of restricted stock vested on August 31, 2016.

(4)	Mr. Caudill's shares of restricted stock relating to the 2014 award vested on the date Mr. Caudill attained the age of 67 years, January 2, 2016.

(5)	These shares of restricted stock vested on the date that Mr. Jennings attained the age of 67 years, July 31, 2016.

Retirement Benefits

We have a trusteed, non-contributory, defined benefit retirement plan.  Also, we have a nonqualified defined contribution supplemental retirement agreement for Mr. Jennings under which we contribute into an irrevocable trust until Mr. Jennings' retirement.

The following table shows the present value of accumulated plan benefits under these plans as of June 30, 2016 for each individual in the "Summary Compensation Table" receiving compensation during 2016.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits ($)		Payments During Last Fiscal Year ($)
John B. Brown	Defined Benefit Retirement Plan	21	452,366	(1)	—
Johnny L. Caudill	Defined Benefit Retirement Plan	44	1,358,242	(1)	—
Glenn R. Jennings	Defined Benefit Retirement Plan	37	1,825,236	(1)	—
	Supplemental Retirement Agreement	—	1,033,980		—
Brian S. Ramsey	Defined Benefit Retirement Plan	32	474,456	(1)	—
Matthew D. Wesolosky	Defined Benefit Retirement Plan	13	150,467)	(1)	—
______________________________
(1)    The amounts were computed using the following significant assumptions:
Mortality – RP - 2014 Mortality Tables for employees and healthy annuitants, adjusted backward to 2006 with Scale MP-2014, and then adjusted for mortality improvements using Scale MP-2015 on a generational basis.
Discount Rate - 3.50%
Assumed Retirement Age - Retirement rates for ages 55-65

The defined benefit retirement plan is available to all employees hired prior to May 9, 2008 as they become eligible. The basic retirement benefit is payable for 120 months certain and life thereafter, based upon a formula of 1.6% of the highest five years average monthly salary for each year of service on or after November 1, 2002 plus the frozen accrued benefit as of October 31, 2002.  The frozen accrued benefit is based upon a formula of 1.8% of the highest five years average monthly salary for each year of service plus .55% of the highest five years average monthly salary in excess of covered compensation for each year of service, not to exceed 35 years.  The average monthly salary and years of service used in calculating the frozen accrued benefit is determined as of October 31, 2002.  The compensation used to determine the average monthly salary under the plan includes only base salary of employees, excluding overtime, bonuses or stock awards, (see "Salary" in the "Summary Compensation Table") and is limited to a maximum of $265,000. The amounts received under the Plan are not subject to any deduction for Social Security benefits received.

In the event of death, disability, normal retirement age or early retirement age, single sums are available at the employee's option for benefits accrued under the defined benefit retirement plan prior to December 1, 2002.  For all benefits accrued under the defined benefit retirement plan after December 1, 2002, single sum distributions are available up to $5,000.

Normal retirement age is 65 under the defined benefit retirement plan.  Early retirement is available beginning at age 55, with a reduction of benefits calculated at 5% per year for each year less than 65. Mr. Caudill and Mr. Jennings are currently eligible for normal retirement.

In the event of death, our executive officers are entitled to benefits under our defined benefit retirement plan. The payments would be made as lump sum settlements. See "Termination Table" at the end of the following section.

In the event of disability, our executive officers are entitled to disability benefits under our defined benefit retirement plan.  Payments would be made as monthly annuities. See "Termination Table".

Beginning in 2005, we began contributing $60,000 annually into an irrevocable trust under a nonqualified defined contribution supplemental retirement agreement with Mr. Jennings.  Mr. Jennings has made no contributions to the trust.  The trust experienced $3,332 of net investment losses during fiscal 2016. The assets of the trust consist of exchange traded securities and exchange traded mutual funds and are recorded at fair value based on observable market prices from active markets.  Net realized and unrealized gains and losses are included in earnings each period.  No withdrawals have been made from the trust during the fiscal year.  Our contributions and the trust's earnings are reported under Change in Pension Value in the Summary Compensation Table for Mr. Jennings for each year presented.  At retirement, the trustee will make annual payments of $100,000 to Mr. Jennings until the trust is depleted.  The Board of Directors, upon the recommendation of the Corporate Governance and Compensation Committee, established the supplemental retirement agreement with Mr. Jennings to restore benefits due to qualified employee benefit plan limitations.

The committee provided the benefit to Mr. Jennings in consideration of services currently rendered by him on behalf of the Company, as well as providing an inducement for Mr. Jennings to provide future valuable services until retirement.  The Committee believes that the supplemental retirement agreement, together with the other elements of Mr. Jennings' compensation, achieves the goal to provide fair and appropriate levels of compensation that will ensure our ability to attract and retain a competent and engaged management team. The supplemental retirement agreement did not impact our other compensation elements for him or other executive officers.

Potential Payments Upon
Termination Or Change In Control

Recognizing that our executive officers' contributions to our growth and success have been significant, our Board of Directors desires to provide for the continued employment of the executive officers in order to encourage and reinforce the continued attention and dedication of the executive officers as members of our management.  In order to formalize our Board of Directors' wishes for continued employment of the executive officers, we have entered into agreements with each of our executive officers.  All of the agreements provide for payments to the executive officers in the event that their employment terminates after a change in control. Our Board of Directors believes that we are at risk of losing our executive officers in the event of a change in control. The payments, as structured, provide incentive to the executive officers to continue their employment throughout such a transition period and provide an incentive to the successor company to retain our executive officers.  The agreements also all include a non-compete provision which protects us from certain business risks such as threats from competitors, loss of confidentiality or trade secrets and solicitation of customers and employees.  Our Board of Directors believes that the importance of the benefits provided by such agreements increases with position and level of responsibility; therefore, in addition to the material terms previously discussed, our agreement with Mr. Jennings also defines our right to terminate the employment relationship with him and provides for payments to be made to him if he is terminated in violation of the terms of the agreement at any time during the employment agreement period.  As previously discussed, the intent of our compensation program is to help us attract and retain the appropriate executive talent.  Our Board of Directors believes, in addition to protecting us from certain business risks, the employment agreement helps retain Mr. Jennings by providing a competitive employment arrangement with respect to a change in control or termination without cause.

Mr. Jennings' Employment Agreement

Our agreement with Mr. Jennings provides for his employment in his present capacity through November 30, 2020.  The agreement automatically extends one additional year on each November 30, unless either we or Mr. Jennings delivers to the other notice that such automatic extension shall not occur.

Under the provisions of his employment agreement, Mr. Jennings will receive payments if we terminate his employment in violation of the terms of the agreement.  Termination by us without cause is a violation of the employment agreement.  Mr. Jennings may also receive payments if he terminates his employment following a change in control.  Mr. Jennings receives no payments under the employment agreement in the event he dies, resigns prior to a change in control, resigns in bad faith following a change in control, becomes disabled or if we terminate him for cause.

If we terminate Mr. Jennings' employment in violation of his agreement, including a termination without cause, we are required to continue to pay Mr. Jennings his salary for the number of years remaining under the agreement, but in no event less than three years.  In addition, during the same period Mr. Jennings will continue to participate in all employee benefits and programs for which he otherwise would have been eligible and may at his option elect to receive title to the automobile then being provided to him by us. While we also will pay Mr. Jennings an amount equal to any excise taxes he is required to pay as a result of payments made to him under his employment agreement, the Company has committed to not enter into future agreements reimbursing employees for excise taxes paid.  See Column I in "Termination Table" at the end of this section. See also the discussion below on the effect of termination with respect to Mr. Jennings' performance share awards.

Mr. Jennings also may terminate his employment following a change in control if he determines in good faith that, due to the change in control, either his continued employment is not in our best interests or he is unable to carry out his duties effectively.  A change in control is defined generally to include (i) the acquisition of 20% of our voting stock by any entity, group or person, (ii) a change in the majority of our Board of Directors or (iii) certain organic changes involving us (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of our assets, or similar transactions) that result in significant shifts in the ownership or control of us.  If Mr. Jennings terminates his employment in good faith following a change in control, as described in the preceding paragraph, we are required to pay him a lump sum at the time of his termination.  The lump sum shall be in an amount equal to the total of his salary for the number of years remaining under his employment agreement, or if the total number of years left on his employment agreement is less than three, we are required to pay him an amount equal to three years of his salary.

If Mr. Jennings terminates his employment in good faith following a change in control, then for the number of years remaining under his employment agreement, but in no event for less than three years, he will also continue to participate in all employee benefits and programs for which he otherwise would have been eligible. He also may, at his option, elect to receive title to the automobile then being provided to him by us.  We will pay Mr. Jennings an amount equal to any excise taxes he is required to pay as a result of payments made to him under the agreement. See Column IV in "Termination Table".  See also the discussion below under "Performance Share Awards" on the effect of termination with respect to Mr. Jennings' performance share awards.

In the event Mr. Jennings is terminated by us in violation of his employment agreement or if he terminates his employment in good faith following a change in control, we agree to pay any losses or damages he suffers as a result of such termination, including legal expenses.  We also agree to pay Mr. Jennings' legal expenses generated by any actions regarding the validity or enforceability of the employment agreement or liability under the agreement.

Mr. Jennings' employment agreement contains a non-compete provision.  Under the terms of the non-compete, Mr. Jennings' right to payments under his employment agreement ceases if he becomes an employee, owner or manager of a retail natural gas distribution business that has operations in any county where we had (and currently have) pipeline facilities as of the execution date of the employment agreement.

According to our Corporate Governance Guidelines, we will not enter into any new employment agreements with any of our officers.

Change in Control Agreements

Our other executive officers, Mr. Brown, Mr. Caudill, Mr. Ramsey and Mr. Wesolosky, do not have an employment agreement.  Each of these executive officers is appointed for a one-year term by our Board of Directors.

We do, however, have an agreement with each of these executive officers, which becomes operative in the event of a change in control.  For the purpose of these change in control agreements, a change in control is defined generally to include (i) the acquisition of 20% of our voting stock by any entity, group or person, (ii) a change in the majority of our Board of Directors or (iii) certain organic changes involving us (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of our assets, or similar transactions) that result in significant shifts in our ownership or control.

These change in control agreements with these executive officers provide that, following a change in control, each of the four officers may continue in our employment in their customary positions for a period of three years.  During this time they will receive compensation consisting of (i) a base salary that is not less than the annual rate in effect on the day before the change in control, with such increase as may thereafter be awarded in accordance with our regular compensation practices and (ii) incentive and bonus awards that are not less than the annualized amounts of any such awards paid to them for the twelve-months ending on the date of a change in control.  In addition, their change in control agreements provide for the continuance, at not less than the levels immediately before the change in control, of their employee benefit plans and practices. See Column IV in "Termination Table".  See also the discussion below, under "Performance Share Awards", on the effect of termination with respect to the officers' performance share awards.

The change in control agreements also provide that if we terminate Mr. Brown, Mr. Caudill, Mr. Ramsey or Mr. Wesolosky without cause during the three-year period following a change in control, their compensation and benefits and service credits under the employee benefit plans will continue for the remainder of the period, but in no event for less than two years following termination of employment.  If Mr. Brown, Mr. Caudill, Mr. Ramsey or Mr. Wesolosky terminates their employment under their change in control agreement because they determine in good faith that, due to the change in control, their continued employment is not in our best interests or they are unable to carry out their duties effectively, then that termination is considered a termination by us without cause.  Under the change in control agreements, executive officers receive no payments if we terminate them for cause or if they are terminated due to their death or retirement.

If terminated without cause, Mr. Brown, Mr. Caudill, Mr. Ramsey or Mr. Wesolosky may elect to receive their total base salary due as a lump sum payment and may elect to receive title to the automobile then currently being furnished to them.  While we also agree to pay the four executive officers an amount equal to any excise taxes they are required to pay as a result of payments made to them under the change in control agreement, according to our Corporate Governance Guidelines we will not enter into future agreements reimbursing employees for excise taxes paid.

In addition, we also agree to pay the legal expenses of the executive officers that may be generated by any actions regarding the validity or enforceability of the change in control agreement or liability under the agreement.

The executive officers' change in control agreements contain a non-compete provision.  Under the terms of the non-compete, an executive officer's right to payments under the change in control agreement ceases if the executive officer becomes an employee, owner or manager of a retail natural gas distribution business that has operations in any county where we had (and currently have) pipeline facilities as of the execution date of the agreement for the applicable executive officer.

Defined Benefit Retirement Plan

All executive officers have accumulated retirement benefits under our defined benefit retirement plan, which would be available to them if they terminated their employment with us as of June 30, 2016.  Their monthly benefits are available whether their employment is terminated with or without cause either before or after a change in control.  See Columns I and III in "Termination Table".

The amounts described in the immediately preceding paragraph are not available in the event of death or disability.  In the event of death, all executive officers would receive benefits in the form of lump sum settlements.  See Column V in "Termination Table".  In the event of disability, all executive officers would receive benefits under our defined benefit retirement plan.  In addition, all executive officers are entitled to monthly benefits under our insured disability plan that we maintain for our employees.  See Column VI in "Termination Table".

Performance Shares and Restricted Stock

On August 16, 2013, August 15, 2014 and August 14, 2015, our Corporate Governance and Compensation Committee approved and awarded performance shares to Mr. Brown, Mr. Caudill, Mr. Jennings, Mr. Ramsey and Mr. Wesolosky.  The performance shares include both performance and service conditions.  If performance conditions are met, the recipients receive one share of restricted stock for each performance share awarded.  As long as the executive officer remains our employee, then the shares of restricted stock vest over time and are exchanged for shares of our common stock.  The 2014 and 2015 performance shares immediately vest when the employee attains the age of 67. For more information regarding the performance and service conditions, see "Performance Shares" under "Compensation Discussion and Analysis".

The performance conditions for each of the 2013 and 2014 performance shares were met.  As a result, each 2013 performance share was exchanged for one share of restricted stock effective June 30, 2014 ("2014 Restricted Stock") and each 2014 performance share was exchanged for one share of restricted stock effective June 30, 2015 ("2015 Restricted Stock").  Once shares of Restricted Stock vest, then they are owned fully by the recipient.  As of June 30, 2016, the presentation date for the Termination Table, two-thirds of the shares of 2014 Restricted Stock had vested and one-third of the shares of 2015 Restricted Stock had vested.  The recipients of shares of the 2014 and 2015 Restricted Stock may receive payments for previously unvested shares upon termination or change in control.  The performance conditions for the 2015 performance shares were not met. Consequently, no shares of restricted stock were awarded.

The Termination Table presents the value of the shares of 2014 Restricted Stock and 2015 Restricted Stock, on an aggregated basis, each recipient would have been entitled to receive as of June 30, 2016 in each of the termination scenarios presented.  Additionally, the number of shares of 2014 Restricted Stock and 2015 Restricted Stock each recipient would have been entitled to receive if an event of termination had occurred after June 30, 2016 varies depending upon the type of termination, as described below.

Resignation or Termination

Executive officers forfeit all of their unvested shares of 2014 Restricted Stock and 2015 Restricted Stock if they resign or are otherwise terminated before the shares vest.

Retirement between June 30-August 31, 2016

2014 Restricted Stock.  If executive officers had retired on June 30, 2016 or before the termination of the third restriction period (August 31, 2016), then the executive officers would receive a number of shares of common stock equal to that number of shares of common stock they would otherwise have been entitled to receive had they been active employees at the end of the third restriction period (August 31, 2016) multiplied by the portion of the third restriction period during which they were active employees, as shown in Column II for Mr. Caudill and Mr. Jennings.  The executive officers' remaining shares of 2014 Restricted Stock would then be forfeited.

2015 Restricted Stock. If executive officers had retired on June 30, 2016 or before the termination of the second restriction period (August 31, 2016), then the executive officers would receive a number of the shares of common stock equal to that number of shares of common stock they would otherwise have been entitled to receive had they been active employees at the end of the second restriction period (August 31, 2016) multiplied by the portion of the second restriction period during which they were active employees, as shown in Column II for Mr. Jennings.  The executive officers' remaining shares of 2015 Restricted Stock would then be forfeited. Mr. Caudill's shares of 2015 Restricted Stock vested on the date Mr. Caudill attained the age of 67 years, January 2, 2016. Consequently, no value for the shares of the 2015 Restricted Stock was included in Column II for Mr. Caudill.

No value for the shares of 2014 Restricted Stock or 2015 Restricted Stock was included in Column II for Mr. Brown, Mr. Ramsey or Mr. Wesolosky because none of these executive officers was eligible for retirement on June 30, 2016.

Change in Control

If a change in control occurred on or after June 30, 2016 but before all of the vesting periods terminate for the 2014 Restricted Stock or the 2015 Restricted Stock, all shares of restricted stock would immediately vest and the executive officers would receive shares of our common stock in exchange for their shares of restricted stock, as shown in Column IV.

Death

If executive officers die on or after June 30, 2016, but before all of the vesting periods terminate for the 2014 Restricted Stock or for the 2015 Restricted Stock, all shares of restricted stock would immediately vest for any such deceased executive officers and their beneficiaries would receive shares of our common stock rather than shares of our restricted stock as shown in Column V.

Disability between June 30-August 31, 2016.

2014 Restricted Stock.  If executive officers had become disabled on June 30, 2016 or before the termination of the third restriction period (August 31, 2016), then such disabled executive officers would receive a number of shares of common stock equal to that number of shares of common stock they would otherwise have been entitled to receive had they been active employees at the end of the third restriction period (August 31, 2016) multiplied by the portion of the third restriction period during which they were active employees, as shown in Column VII.  The disabled executive officers' remaining shares of 2014 Restricted Stock would then be forfeited.

2015 Restricted Stock.  If executive officers had become disabled on June 30, 2016 or before the termination of the second restriction period (August 31, 2016), such disabled executive officers would receive a number of shares of common stock equal to that number of the shares of common stock they would otherwise have been entitled to receive had they been active employees at the end of the second restriction period (August 31, 2016) multiplied by the portion of the second restriction period during which they were active employees, as shown in Column VII.  The disabled executive officers' remaining shares of 2015 Restricted Stock would then be forfeited.

Disability and Retirement between September 1, 2016-August 31, 2017

Except as provided in the next paragraph, if executive officers become disabled or retire on or after September 1, 2016 but before all of the restriction periods terminate for the 2015 Restricted Stock (August 31, 2017), then the number of shares of restricted stock that will vest and be exchanged for common stock shall equal the number of shares of common stock such disabled or retired executive officers would otherwise be entitled to receive had they been active employees at the end of the applicable restriction period (August 31, 2017) multiplied by the portion of the restriction period during which they were active employees.  The disabled or retired executive officers' remaining shares of restricted stock would then be forfeited.

By the terms of the award of the 2015 Restricted Stock, all of Mr. Jennings and Mr. Caudill's shares of 2015 Restricted Stock vested when each attained the age of 67 years, July 31, 2016 and January 2, 2016, respectively.

The following "Termination Table" sets forth potential payments payable to the individuals in the "Summary Compensation Table" in the event they terminate their employment under varying circumstances.  The "Termination Table" assumes that the termination occurred as of June 30, 2016.

Termination Table

($)	I		II	III		IV		V	VI	VII
	Payments Before a Change in Control (1)			Payments Following a Change in Control				Payments in the Event of Death	Payments in the Event of Disability
Name	Monthly		Lump Sum	Monthly		Lump Sum		Lump Sum	Monthly (2)	Lump Sum
John B. Brown
Accrued vacation benefits	—		22,154	—		22,154		22,154	—	22,154
Defined benefit retirement plan	—	(3)	—	—	(4)	—		993,409	1,051	—
Change of control agreement	—		—	—		1,280,901	(5)	—	—	—
Excise taxes (grossed up)	—		—	—		446,720		—	—	—
Performance award shares (6)	—		—	—		125,702		125,702	—	104,752
Insured disability plan	—		—	—		—		—	14,752	—
	—		22,154	—		1,875,477		1,141,265	15,803	126,906
Johnny L. Caudill
Accrued vacation benefits	—		30,588	—		30,588		30,588	—	30,588
Defined benefit retirement plan	8,341	(3)	—	9,609	(4)	—		1,318,566	8,341	—
Change of control agreement	—		—	—		1,426,299	(5)	—	—	—
Excise taxes (grossed-up)	—		—	—		474,864		—	—	—
Performance award shares (6)	—		44,900	—		53,880		53,880	—	44,900
Insured disability plan	—		—	—		—		—	14,542	—
	8,341		75,488	9,609		1,985,631		1,403,034	22,883	75,488
Glenn R. Jennings
Accrued vacation benefits	—		58,846	—		58,846		58,846	—	58,846
Defined benefit retirement plan	11,233	(3)	—	12,976	(4)	—		1,795,645	11,233	—
Employment agreement	73,947	(7)	—	—		3,993,140	(8)	—	—	—
Excise taxes (grossed-up)	25,483		—	—		1,376,072		—	—	—
Performance award shares (6)	—		275,506	—		314,282		314,282	—	275,506
Insured disability plan	—		—	—		—		—	27,850	—
Term life insurance policy	—		—	—		—		200,000	—	—
Supplemental retirement trust	8,333	(9)	—	8,333	(9)	—		1,033,979	—	1,033,979
	118,996		334,352	21,309		5,742,340		3,402,752	39,083	1,368,331
Brian S. Ramsey
Accrued vacation benefits	—		22,806	—		22,806		22,806	—	22,806
Defined benefit retirement plan	—	(3)	—	—	(4)	—		761,266	1,395	—
Change of control agreement	—		—	—		1,047,375	(5)	—	—	—
Excise taxes (grossed-up)	—		—	—		346,294		—	—	—
Performance award shares (6)	—		—	—		125,702		125,702	—	104,752
Insured disability plan	—		—	—		—		—	12,315	—
	—		22,806	—		1,542,177		909,774	13,710	127,558
Matthew D. Wesolosky
Accrued vacation benefits	—		18,719	—		18,719		18,719	—	18,719
Defined benefit retirement plan	—	(3)	—	—	(4)	—		733,960	206	—
Change of control agreement	—		—	—		1,001,757	(5)	—	—	—
Excise taxes (grossed-up)	—		—	—		354,008		—	—	—
Performance award shares (6)	—		—	—		125,702		125,702	—	104,752
Insured disability plan	—		—	—		—		—	9,626	—
	—		18,719	—		1,500,186		878,381	9,832	123,471

(1)	Paid to the executive officer in the event of voluntary termination by the executive officer or involuntary termination by us, subject to notes (6) and (7) below.

(2)
In the event of disability, payments under our defined benefit retirement plan are assumed to be made monthly as 10-year certain and life annuities.  Under our retirement plan, all five of the executive officers may, at their discretion, select other annuity and lump sum payment options, as illustrated in note (3) below.  Payments under our insured disability plan are assumed to be made monthly until the executive officer reaches the age of 65.

(3)
Monthly amounts payable under our defined benefit retirement plan. The amounts are payable as a result of any termination of employment, including, for example, the termination of the executive officer's employment by us for cause.  These monthly payments would begin immediately for Mr. Caudill and Mr. Jennings.  Payments to Mr. Brown would begin when he reaches the age of 65 in the amount of $4,527 per month, or at age 55 in the amount of $2,263 per month.  Payments to Mr. Ramsey would begin when he reaches the age of 65 in the amount of $4,205 per month, or at age 55 in the amount of $2,102 per month.  Payments to Mr. Wesolosky would begin when he reaches the age of 65 in the amount of $1,980 per month, or at age 55 in the amount of $990 per month. Payments assume monthly payments as a 10-year certain and life annuity option.  Under our retirement plan, all five of the executive officers may, at their discretion, select other annuity and lump sum payment options.  See "Retirement Benefits".  For example, Mr. Brown could receive an immediate lump sum of $52,089 along with an annuity of $3,811 per month beginning at age 65 (or $1,905 per month beginning at age 55), Mr. Caudill could receive an immediate lump sum of $705,194 along with an immediate annuity of $3,880 per month, Mr. Jennings could receive an immediate lump sum of $1,052,945 along with an immediate annuity of $4,646 per month, Mr. Ramsey could receive an immediate lump sum of $97,617 along with an annuity of $3,134 per month beginning at age 65 (or $1,567 per month beginning at age 55) and Mr. Wesolosky could receive an immediate lump sum of $3,785 along with an annuity of $1,893 per month beginning at age 65 (or $947 per month beginning at age 55).

(4)
The amounts payable under the executive officer's change in control agreement if the executive officer is terminated following a change in control by us, without cause, or by the executive officer in good faith.  For Mr. Brown, Mr. Caudill, Mr. Ramsey and Mr. Wesolosky, these amounts include an additional three years of vesting and benefit accrual at their current salary level.  For Mr. Jennings, this amount includes benefit accruals for an additional three years or until the end of his current employment agreement, November 30, 2020, if later.  These monthly payments would begin immediately for Mr. Caudill and Mr. Jennings.  Payments to Mr. Brown would begin when he reaches the age of 65 in the amount of $5,892 per month, or at age 55 in the amount of $2,946 per month.  Payments to Mr. Ramsey would begin when he reaches the age of 65 in the amount of $5,338 per month, or at age 55 in the amount of $2,669 per month.  Payments to Mr. Wesolosky would begin when he reaches the age of 65 in the amount of $2,815 per month, or at age 55 in the amount of $1,407 per month.  Payments assume monthly payments as a 10-year certain and life annuity option.  Under our retirement plan, all five of the executive officers may, at their discretion, select other annuity and lump sum payment options.  See "Retirement Benefits".  For example, Mr. Brown could receive an immediate lump sum of $52,089 along with an annuity of $5,176 per month beginning at age 65 (or $2,588 per month beginning at age 55), Mr. Caudill could receive an immediate lump sum of $705,194 along with an immediate annuity of $5,149 per month,  Mr. Jennings could receive an immediate lump sum of $1,052,945 along with an immediate annuity of $6,389 per month, Mr. Ramsey could receive an immediate lump sum of $97,617 along with an annuity of $4,268 per month beginning at age 65 (or $2,134 per month beginning at age 55), and Mr. Wesolosky could receive an immediate lump sum of $3,785 along with an annuity of $2,728 per month beginning at age 65 (or $1,364 per month beginning at age 55).

(5)
The amounts reflect estimated lump sum payments under the executive officer's change in control agreement if the executive officer is terminated following a change in control (i) by us, without cause, or (ii) by the executive officer in good faith.

(6)
The amounts were calculated based on the fair market value of a share of the Company's common stock on June 30, 2016 at $26.94 per share.  Only Mr. Jennings and Mr. Caudill were eligible for retirement as of June 30, 2016.  As a result, the payments in Column II reflect the amount Mr. Jennings would be entitled to receive if he had retired as of June 30, 2016 prior to a change in control with respect to the 2014 Restricted Stock and the 2015 Restricted Stock. The payment in Column II reflects the amount Mr. Caudill would be entitled to receive if he had retired as of June 30, 2016 prior to a change in control with respect to the 2014 Restricted Stock. By the terms of the award of the 2015 Restricted Stock, all shares vested when Mr. Caudill attained the age of 67 on January 2, 2016.

(7)
This amount reflects estimated monthly payments and benefits that we must make to Mr. Jennings if, before any change in control, we terminate his employment in violation of his employment agreement.  No payments would be made if Mr. Jennings breaches his contract or if we terminate his employment for cause.  The monthly payments and benefits continue for the term remaining on his employment agreement, but in no event for less than three years. Estimated payments include perquisites, changes in pension value, salary and bonus amounts based on 2016 amounts.  See "Potential Payments Upon Termination Or Change In Control".

(8)
Lump sum payment to Mr. Jennings under his employment agreement if he is terminated following a change in control (i) by us, in violation of his employment agreement, or (ii) by Mr. Jennings in good faith.

(9)	The supplemental retirement trust will pay Mr. Jennings $100,000 per year upon his retirement until the trust balance is extinguished.

Security Ownership of Certain Beneficial Owners (1)

The only persons known by us to beneficially own more than five percent of our common stock as of August 31, 2016, are as follow:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)		Percent of Stock (3)
Anita G. Zucker c/o The Inter Tech Group, Inc. 4838 Jenkins Avenue
North Charleston, SC 29405	431,643	(4)	6.1%

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580
Gabelli Funds, LLC	274,500	(5)
Teton Advisors, Inc.	105,000	(5)
	379,500		5.3%

(1)	The only class of stock issued and outstanding is common stock.
(2)
The persons listed, unless otherwise indicated in this column, are the sole beneficial owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(3)	Based on 7,115,289 shares of our common stock outstanding as of August 31, 2016.
(4)	The figures are based on the Schedule 13D filed by Anita G. Zucker on May 12, 2016.
(5)	The figures are based on the June 30, 2016 Schedule 13F filed by GAMCO Investors, Inc. on August 4, 2016.

Security Ownership of Management (1)
The following information with respect to beneficial ownership, as of August 31, 2016, of shares of common stock is furnished with respect to (i) each of Delta's directors and nominees, (ii) each executive officer named in the Summary Compensation Table appearing in this proxy statement, and (iii) all current directors, nominees and executive officers as a group.

Name of Beneficial Owner (2)	Amount and Nature of Beneficial Ownership (3)	Percent of Stock (4)

Linda K. Breathitt (5)	2,219		*
John B. Brown (6)	25,149	(7)(8)	*
Johnny L. Caudill (6)	36,393		*
Jacob P. Cline, III (5)	4,934		*
Sandra C. Gray (5)	6,786		*
Edward J. Holmes (5)	7,818		*
Glenn R. Jennings (5) (6)	108,127		1.5%
Michael J. Kistner (5)	10,584		*
Fred N. Parker (5)	6,968	(9)	*
Brian S. Ramsey (6)	22,419	(7)	*
Rodney L. Short (5)	6,407		*
Arthur E. Walker, Jr. (5)	46,492		*
Matthew D. Wesolosky (6)	16,845	(7)(10)	*
All directors, nominees and officers as a group (14 persons)	301,141		4.2%

*	Less than 1%.
(1)	The only class of stock issued and outstanding is common stock.
(2)
The persons listed, unless otherwise indicated in this column, are the sole beneficial owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(3)	The figures, which are as of August 31, 2016, are based on information supplied to us by our directors, nominees and executive officers.
(4)	Based on 7,115,289 shares of our common stock outstanding as of August 31, 2016.
(5)	Director.
(6)	Executive Officer.
(7)	The amounts disclosed include unvested shares awarded to executive officers under the Incentive Compensation Plan. Mr. Brown, Mr. Ramsey and Mr. Wesolosky each have 1,333 unvested shares.
(8)	Includes 13,819 shares held jointly with Mr. Brown's spouse.
(9)	Held jointly with Mr. Parker's spouse.
(10)	Includes 326 shares held jointly with Mr. Wesolosky's spouse and children.

Certain Relationships and Related Transactions

Transactions between us and related persons or parties are approved, similar to all our transactions, by our properly authorized officers or agents or, if required, by our Board of Directors.  We additionally review all such related party transactions pursuant to the following policies and procedures.

Quarterly, we report a summary of all known related party transactions to our management and internal audit for review.  Each year in anticipation of our Annual Meeting of Shareholders, we request from each of our Officers and Directors information about transactions that they or parties related to them may have had with us.  The information we request is designed to enable us to comply with our obligation to report related party transactions.

Each year our Audit Committee reviews the summary report to our management of known related party transactions for the year and the information that is supplied to us by each Officer and Director.  Neither we nor the Audit Committee has written standards for review of this information, although in reviewing the propriety of any reported related party transactions, the Audit Committee considers the provisions of our Business Code of Conduct and Ethics, which our Directors and Officers also commit to observe.  The Audit Committee is authorized under its charter to retain legal counsel as necessary in connection with its fulfilling of its duties and obligations.  Our written Audit Committee Charter states expressly that the Committee's "oversight responsibilities" includes "reviewing and considering related party transactions".

The Audit Committee concluded from its review in 2016 that transactions with Directors and Officers were appropriate and on an arms-length basis.  During 2016, we entered into transactions described below.

Sandra C. Gray, a member of our Board of Directors, is the President of Asbury University. Delta Resources supplied Asbury University with approximately $100,000 of natural gas during fiscal 2016. The price charged Asbury University by Delta Resources contains a gas transportation component, which is based on our regulated tariffs, and also includes a negotiated market-based component for the natural gas commodity. In addition, we sold natural gas at tariff rates to Asbury University totaling approximately $97,000 during fiscal 2016.

Glenn R. Jennings, our Chairman of the Board, President and Chief Executive Officer, serves as a member of the Board of Trustees of Berea College.  Delta Resources supplied Berea College with approximately $485,000 of natural gas during fiscal 2016.  The price charged Berea College by Delta Resources contains a gas transportation component, which is based on our regulated tariffs, and also includes a negotiated market-based component for the natural gas commodity.  In addition, we sold natural gas at tariff rates to Berea College totaling approximately $91,000 during fiscal 2016.

Under the listing standards for the NASDAQ OMX Group, none of the series of transactions with Dr. Gray were of the magnitude which would impair her status as an independent member of the Board of Directors or the committee on which she serves.  Since he is an employee, Mr. Jennings is not an independent member of the Board of Directors.

Shareholders' Communications with Board

The Board of Directors provides a process for our shareholders to send communications to our Board of Directors or any member of our Board of Directors.  The board policy encourages a shareholder to communicate in any manner convenient to the shareholder.  As one such method of communication, our

Board of Directors adopted a policy whereby any shareholder may communicate with the Board of Directors or any member of the Board of Directors by a written communication sent to our principal corporate offices. Our Corporate Secretary will forward such written communication to the Chairman of our Board of Directors or to the particular director, as indicated by the shareholder.

PROPOSAL 3

Non-binding, Advisory Vote to Approve the
Compensation the Company Paid our Named Executive Officers for Fiscal 2016

Federal legislation embodied in Section 14A of the Securities and Exchange Act of 1934, as amended, requires that we hold a shareholder vote on the compensation paid to our Named Executive Officers as described in "Compensation Discussion and Analysis" and the "Summary Compensation Table" in this proxy statement (commonly referred to as "Say-on-Pay").  At our 2011 Annual Meeting of Shareholders, we submitted a non-binding advisory vote to our shareholders to determine the frequency of our future say on pay votes. A majority of our shareholders approved an annual say on pay vote. The Board of Directors had recommended holding an annual vote and decided that it would submit a say on pay vote to our shareholders annually. As is required by SEC rules, we will hold an advisory vote on frequency of say on pay votes every six years, which means the next such vote will be held at our Annual Meeting of Shareholders in 2017.

The compensation paid to our Named Executive Officers is disclosed in this proxy statement in the section entitled "Compensation Discussion and Analysis" and the related "Summary Compensation Table".  We believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders.  Compensation of our Named Executive Officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.

Shareholders are being asked to cast a non-binding, advisory vote on the following resolution:

RESOLVED, that the compensation the Company paid its Named Executive Officers, as disclosed in the "Compensation Discussion and Analysis" section and the related "Summary Compensation Table" of this proxy statement, is APPROVED.

Your vote on this Proposal 3 is advisory and therefore not binding on the Company, the Corporate Governance and Compensation Committee or the Board of Directors.  The Board of Directors and our Corporate Governance and Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board of Directors

The Company's Board of Directors recommends voting "FOR" the proposal to approve the compensation paid to the Company's Named Executive Officers disclosed in "Compensation Discussion and Analysis" and the related "Summary Compensation Table" appearing in this proxy statement.

Submission of Shareholders' Proposals

Our Bylaws do not contain any requirement for shareholders to provide advance notice of proposals or nominations they intend to present at our Annual Meeting of Shareholders.

Any proposal by a shareholder to be submitted for possible inclusion in our proxy soliciting materials for our 2017 Annual Meeting of Shareholders must be received by us no later than June 7, 2017.

Voting

General

As of the close of business on September 28, 2016, the record date fixed for determination of voting rights, we had outstanding 7,120,380 shares of common stock, each share having one vote.

Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting unless a new record date is set.

If your shares are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in "street name." Brokers holding shares in "street name" generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify us on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called "broker non-votes."

If you are a beneficial owner and do not provide voting instructions, your bank, broker, or other nominee of record is permitted to vote your shares for the ratification of auditors but is not permitted to vote your shares for the election of directors or the "say on pay" proposal. Shares of our common stock present at our annual meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

Election of Directors

Our directors are elected by a plurality of votes cast at a meeting at which a quorum is present. Under plurality voting, the nominees with the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election.

Matters Other than Election of Directors

Generally under Kentucky law, shareholder approval of a matter other than the election of directors requires the presence in person or by proxy of a quorum of shares and more votes cast favoring the action than cast opposing the action.

How Your Shares Will Be Voted

By signing and returning a proxy card or by voting by internet or by telephone in accordance with the instructions on your proxy card, your shares will be voted in accordance with the instructions you provide.  If you vote without providing contrary instructions, your proxy will be voted in the following manner:

•	"FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending 2017;

•	"FOR" the nominees for director as described in this proxy statement;

•	"FOR" the non-binding, advisory approval of executive compensation; and

in accordance with the judgment of the persons appointed as proxies on any other business as may properly come before the Annual Meeting.

Discretionary Voting Authority

We are not aware of any other matters to be presented at the Annual Meeting of Shareholders to be held on November 17, 2016.  However, if any other matters come before the meeting, it is intended that the holders of proxies solicited hereby will vote such shares in their discretion to the full extent permitted by Rule 14a-4 of the SEC's proxy rules.

Rule 14a-4 of the SEC's proxy rules allows us to use discretionary authority to vote on a matter coming before our Annual Meeting of Shareholders and not included in our proxy statement.  This discretionary voting authority is limited to matters about which we do not have notice at least 45 days before the date in that year corresponding to the date on which our prior year's proxy materials were first mailed to shareholders in connection with the prior year's Annual Meeting of Shareholders.  Accordingly, for our 2017 Annual Meeting of Shareholders, any such notice must be submitted to our Corporate Secretary on or before August 22, 2017.

In addition we may also use discretionary voting authority if we receive timely notice of such matters as described in the preceding sentence and if, in the proxy statement, we describe the nature of such matter and how we intend to exercise our discretion to vote on the matter.

This requirement is separate from the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement, as described above in the section entitled "Submission of Shareholders' Proposals".

Revoking a Proxy

You may revoke or change your proxy at any time before it is exercised by (i) filing written notice of revocation with our corporate Secretary; (ii) submitting to our corporate Secretary a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and (after having given our corporate Secretary notice of your intention to vote in person) voting your shares of our common stock in person.  Our corporate Secretary is Mr. John B. Brown, and he may be reached at Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391, (859) 744-6171 ext. 1109.  If your shares are held through a broker, please contact the broker to revoke or change your proxy or obtain a proxy in order to vote in person at the Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations, persons who own greater than 10 percent of the Company's equity securities, our directors and executive officers are required to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and to furnish us with copies of all such reports they file.

Based solely on our review of copies of such reports received or written representations from certain reporting persons, we believe that all required reports were timely filed with the exceptions of our director, Jacob P. Cline, III, who filed a Form 4 on November 23, 2015 following his purchase of Delta’s stock on November 16, 2015 and our Vice President, Johnny L. Caudill, who filed a Form 4 on January 7, 2016 following the vesting of performance awards issued due to his attaining the age of 67 on January 2, 2016. The filings of the aforementioned Form 4's were inadvertently not timely.

Directions to Annual Meeting of Shareholders

Our annual meeting of shareholders will be held at our corporate headquarters at 10:00 a.m. on November 17, 2016.  If you plan to attend this meeting, you can obtain directions by contacting Emily P. Bennett at Delta at 3617 Lexington Road, Winchester, Kentucky  40391, (859) 744-6171 ext. 1116.

Other Matters

Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the 2016 Annual Meeting of Shareholders.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on November 17, 2016

Any stockholder may obtain without charge a copy of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year ended June 30, 2016, our Annual Report to Shareholders for the year ended June 30, 2016, including financial statements, the form of proxy or this Notice and Proxy Statement

•	by submitting a request in writing to: John B. Brown, Chief Operating Officer, Treasurer and Secretary, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, KY 40391,

•	by contacting Mr. Brown by e-mail at jbrown@deltagas.com,

•	by calling the Company at (859) 744-6171 ext. 1116 or

•	on our website at http://www.deltagas.com.

Please be sure to specify which document(s) you are requesting.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

/s/John B. Brown

John B. Brown

Chief Operating Officer, Treasurer
and Secretary

October 6, 2016